NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589

Phelps Dodge Corp. Commences Tender Offer for $384 Million of Debt Securities

PHOENIX, July 12, 2005 – Phelps Dodge Corp. (NYSE:PD) today commenced a tender offer for any and all of its outstanding 8 3/4 percent notes due 2011. The principal amount of the debt outstanding is approximately $384 million. The notes were issued by Phelps Dodge Corp.

J. Steven Whisler, chairman and chief executive officer, said: “Although we currently have a debt-to-capitalization ratio below our target, a further reduction of debt due in 2011 would improve our maturity profile and provide additional flexibility in anticipation of financing our growth projects.”

The offer is open until 5:00 p.m. New York City time on July 19, 2005, unless extended by Phelps Dodge. The tender offer is not conditioned on a minimum amount of 8 3/4 percent notes being tendered.

Tender Offer Details

The purchase price for each $1,000 principal amount of notes tendered and accepted for payment pursuant to the offer will be determined at 2:00 p.m. New York City time on July 18, 2005, as described in the Offer to Purchase dated July 12, 2005, and will be based on a yield to maturity equal to a fixed spread of 75 basis points plus the yield on the 5.0 percent, Aug. 15, 2011, U.S. Treasury Bond. The purchase price will be announced by press release promptly after its determination.

Settlement of the tender offer is expected to occur on the first business day following the expiration date.

Phelps Dodge will fund the tender offer with available cash.

Phelps Dodge has retained J. P. Morgan Securities Inc. to serve as the dealer manager for the tender offer and Global Bondholder Services Corp. to serve as the depositary and information agent for the tender offer.

Information and assistance regarding the mechanics of the tender offer and copies of the Offer to Purchase may be obtained by calling Global Bondholder Services Corp. toll-free at 866-857-2200, or collect at 212-430-3774. Questions regarding the tender offer may be directed to J. P. Morgan Securities at 866-834-4666.

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This news release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The tender offer is being made only pursuant to the Offer to Purchase and only to such persons and in such jurisdictions as are permitted under applicable law.

Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,000 people worldwide.

This news release contains certain forward-looking statements. The statements are based upon Phelps Dodge’s current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results could differ materially as a result of factors discussed in Phelps Dodge’s 2004 Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. Phelps Dodge undertakes no obligation to update the information contained in this news release.

U.S. investors are urged to consider closely the disclosure in Phelps Dodge’s 2004 Form 10-K (SEC File 001-00082). Copies of Phelps Dodge’s SEC filings are available from the company by calling (800) 528-1182. The reports also are available on the Phelps Dodge web site, www.phelpsdodge.com. Interested parties can also obtain the 2004 Form 10-K from the SEC by calling (800) 732-0330.